UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

 March 7, 2016
Date of Report (Date of earliest event reported)

Gawk Incorporated
 (Exact name of registrant as specified in its charter)

Nevada	333-180611	33-1220317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 Melrose Avenue Suite 42 Los Angeles, CA 90038
(Address of principal executive offices)

Registrant’s telephone number, including area code: 888-754-6190

N/A
(Former name of Company)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreements.

On March 7, 2016, the Company approved amendment to its Asset Purchase and Sale Agreement (“Agreement”) with NetD Consulting, Inc. (“NetD”), originally entered May 1, 2015, whereby NetD will receive 5,000,000 shares of the Company’s common stock, 25,000,000 shares of the Company’s Series B Convertible Preferred Stock and 1 share of Series C Convertible Preferred Stock. NetD will also receive 500 shares of Series A Convertible Preferred Stock as transfer from TeknoVU, Inc., whose principal is Scott Kettle, a director of the Company. The foregoing shares are being issued in lieu of the 40,000,000 common shares originally due NetD under the Agreement and in consideration for waiver of the Company’s breach of the Agreement. NetD is principally owned by Chris Hall, a director of the Company.

Item 3.02 Unregistered Sales of Equity Securities.
Reference is made to Item 1.01 of this Current Report regarding issuance of preferred shares to NetD, which disclosure is incorporated herein by reference.
On March 11, 2016, the Company approved the conversion of all deferred compensation due Scott Kettle, including $150,000 year-end bonus for fiscal year 2015, into 25,000,000 shares of Series B Convertible Preferred Stock and 3 shares of Series C Convertible Preferred Stock.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On March 11, 2016, the Company amended its Articles of Incorporation to increase the number of preferred shares designated Series B Convertible Shares from 50,000,000 to 95,000,000. This amendment was done by board resolution pursuant to Section 78.1955 of the Nevada Revised Statutes since no Series B shares had been issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAWK INCORPORATED

Date: March 11, 2016	By:	/s/ Scott Kettle
Scott Kettle, CEO